Exhibit 99.(k)(viii)

CENTER COAST MLP & INFRASTRUCTURE FUND

Series A Mandatory Redeemable Preferred Shares

SECURITIES PURCHASE AGREEMENT

Dated as of September 22, 2016

i

SCHEDULE A	—	Information Relating to Purchasers

SCHEDULE B	—	Defined Terms

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.10	—	Liens

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 5.19	—	Shares of Beneficial Interest

EXHIBIT 1	—	Form of Statement

EXHIBIT 2	—	Form of Certificate Representing Series A MRP Shares

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel to the Fund

EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel to the Purchasers

EXHIBIT 13.1	—	Form of Legend

CENTER COAST MLP & INFRASTRUCTURE FUND

1600 Smith Street Suite 3800

Houston, Texas 77002

Series A Mandatory Redeemable Preferred Shares

September 22, 2016

TO EACH OF THE PURCHASERS LISTED IN

SCHEDULE A HERETO:

Ladies and Gentlemen:

CENTER COAST MLP & INFRASTRUCTURE FUND, a Delaware statutory trust (the “Fund”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.                                             AUTHORIZATION OF MRP SHARES.

The Fund will authorize the creation, issuance, and sale of 2,000 shares of a new series of preferred shares, $0.01 par value per share with a liquidation preference of $25,000 per share, to be designated as “Series A Mandatory Redeemable Preferred Shares” (the “MRP Shares”); provided that in no event shall the aggregate purchase price of the MRP Shares exceed $50,000,000.  The MRP Shares will have the terms, rights, preferences, privileges, limitations and restrictions set forth in the Statement of Preferences of Series A Mandatory Redeemable Preferred Shares (the “Statement”) in the form attached hereto as Exhibit 1.  A true and correct copy of the Amended and Restated Agreement and Declaration of Trust (the “Original Declaration of Trust” and as supplemented by the Statement, the “Declaration of Trust”) of the Fund as currently in effect has heretofore been furnished to you by the Fund.  The MRP Shares will rank, as to preferences on payment of dividends or distribution of assets upon winding up, liquidation, or dissolution, on a parity with shares of any other series of Preferred Shares of the Fund and prior to any and all of the Common Shares or of any other class of shares of beneficial interest of the Fund ranking junior to the Preferred Shares.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.                                             SALE AND PURCHASE OF MRP SHARES.

Subject to the terms and conditions of this Agreement, the Fund will issue and sell to each Purchaser and each Purchaser will purchase from the Fund, at the Closing provided for in Section 3, the number of MRP Shares specified opposite such Purchaser’s name in Schedule A at a price per share of $25,000.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.                                             CLOSING.

The sale and purchase of the MRP Shares to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603-4080, at 10:00 a.m., Chicago time, at a closing (the “Closing”) on September 22, 2016 or on such other Business Day thereafter on or prior to September 23, 2016 as may be agreed upon by the Fund and the Purchasers.  At the Closing, the Fund will deliver or cause to be delivered to each Purchaser the MRP Shares to be purchased by such Purchaser at the Closing (as specified opposite such Purchaser’s name (or the name of its nominee) in Schedule A), against delivery by such Purchaser to the Fund or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Fund via Federal Reserve Bank of Kansas City, ABA number 101000695, BNF Name:  Trust Operations, BNF A/C:  9800006823 UMB Trust Department, OBI Field:  140580.1, Center Coast MLP & Infrastructure Fund.  If at the Closing the Fund shall fail to deliver such MRP Shares to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement (other than those arising under Section 20), without thereby waiving any rights such Purchaser may have by reason of such failure by the Fund to deliver such MRP Shares or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s reasonable satisfaction.

SECTION 4.                                             CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the MRP Shares to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:

Section 4.1.                   Representations and Warranties.  The representations and warranties of the Fund in this Agreement shall be correct when made and at the time of the Closing.

Section 4.2.                   Performance; Non-Compliance Event; Compliance with Statement.  The Fund shall have performed and complied with all agreements and conditions contained in this Agreement and the Statement required to be performed or complied with by it, prior to or at the Closing. Before and after giving effect to the issue and sale of the MRP Shares (and the application of the proceeds thereof as contemplated by Section 5.14) no Non-Compliance Event shall have occurred and be continuing.

Section 4.3.                   Compliance Certificates.  (a) Officer’s Certificate.  The Fund shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b)                     Secretary’s Certificate.  The Fund shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other trust proceedings relating to the authorization, filing and execution of the Statement, the authorization, issuance and sale of the MRP Shares and the authorization, execution and delivery of this Agreement and (ii) the Fund’s organizational documents as then in effect.

Section 4.4.                   Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Fund, together covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Fund hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.                   Purchase Permitted By Applicable Law, Etc.  On the date of the Closing such Purchaser’s purchase of MRP Shares shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.                   Sale of Other MRP Shares.  Contemporaneously with the Closing the Fund shall sell to each other Purchaser and each other Purchaser shall purchase the MRP Shares to be purchased by it at the Closing as specified in Schedule A.

Section 4.7.                   Payment of Special Counsel Fees.  Without limiting the provisions of Section 15.1, the Fund shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Fund at least two Business Days prior to the Closing.

Section 4.8.                   Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the MRP Shares.

Section 4.9.                   Changes in Corporate Structure.  The Fund shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.                   Funding Instructions.  At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Fund confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the MRP Shares is to be deposited.

Section 4.11.                   Rating of MRP Shares.  The Series A MRP Shares shall have been given a rating of not less than “A” by Fitch on or prior to the date of issuance thereof.

Section 4.12.                   Statement.  The Board of Trustees of the Fund shall have duly adopted the Statement in compliance with the applicable provisions of the Delaware Statutory Trust Act, and the Statement shall constitute part of the governing instrument of the Fund.

Section 4.13.                   Proceedings and Documents.  All trust and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request and shall receive such information as may be reasonably necessary to complete any Holder Forms.

SECTION 5.                                             REPRESENTATIONS AND WARRANTIES OF THE FUND.

The Fund represents and warrants to each Purchaser that:

Section 5.1.                   Organization; Power and Authority. The Fund has been duly formed and is in good standing and has legal existence as a statutory trust under the laws of the State of Delaware, and is duly qualified as a foreign trust and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Fund has the trust power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, to execute the Statement, to create, issue and sell the MRP Shares and to perform the provisions hereof and thereof.  Any approvals by the shareholders of the Fund required by law, the Declaration of Trust (including the Statement) or Bylaws of the Fund or otherwise have been duly obtained.  The Fund is a non-diversified, closed-end management investment company as such term is used in the 1940 Act.

Section 5.2.                   Authorization, Etc.  This Agreement, the Statement and the MRP Shares have been duly authorized by all necessary action on the part of the Fund, and assuming due authorization, execution and delivery by the other parties hereto, this Agreement and the Statement constitutes, and upon execution and delivery thereof each MRP Share will constitute, a legal, valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally (whether statutory or decisional) and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.                   Disclosure.  This Agreement and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Fund, including through its placement agent, BNP Paribas Securities Corp., in connection with the transactions contemplated hereby and identified in Schedule 5.3, and the financial statements listed in Schedule 5.5 (this Agreement, and such documents, certificates or other writings identified in Schedule 5.3 and such financial statements delivered to each Purchaser prior to September 7, 2016 being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since November 30, 2015, there has been no change in the financial condition, operations, business or properties of the Fund except changes arising from changes in the economy, the  securities markets generally and the industries and markets in which companies in which the Fund invests operate, changes in the value, trading prices or trading volume of any portfolio investments of the Fund, fluctuations in the Fund’s net asset value due to investment activities in the ordinary course of business, changes in the trading price or trading volume of the Fund’s common shares or changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.4.                   No Subsidiaries.  The Fund has no Subsidiaries as of the date of Closing.

Section 5.5.                   Financial Statements; Material Liabilities.  The Fund has delivered to each Purchaser copies of the financial statements of the Fund listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Fund as of the respective dates specified in such Schedule and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).  The Fund does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents or identified in Schedule 5.15.

Section 5.6.                   Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Fund of this Agreement, the execution of the Statement, and the creation, issuance and sale of the MRP Shares will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Fund under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, declaration of trust, regulations or by-laws, shareholders agreements or any other agreement or instrument to which the Fund is bound or by which the Fund or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Fund or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Fund, including, without limitation, the Securities Act and the 1940 Act, except in the case of clauses (ii) and (iii), where such contravention, conflict, breach or violation would not reasonably be likely to have a Material Adverse Effect.

Section 5.7.                   Governmental Authorizations, Etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Fund of this Agreement, the execution and filing of the Statement or the creation, issuance and sale of the MRP Shares.

Section 5.8.                   Litigation; Observance of Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Fund, threatened against or affecting the Fund or any property of the Fund in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                     The Fund is (i) not in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority and (ii) not in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority  (including without limitation Environmental Laws or the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.                   Taxes.  The Fund has filed all income tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except (i) to the extent that the failure to file any such tax returns or the nonpayment of any such taxes and assessments would not, individually or in the aggregate, have a Material Adverse Effect or (ii) the nonpayment of any such taxes or assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Fund has established adequate reserves in accordance with GAAP.  As of the date hereof, no Federal income tax audit has been finalized and no statute of limitations related to Federal income tax liabilities of the Fund has expired.

Section 5.10.                   Title to Property; Leases.  (a) The Fund has good and marketable title to all properties, assets and rights, except where failure to have such title would not reasonably be expected to have a Material Adverse Effect.  The Fund neither owns nor leases any real property.  As of the date hereof, none of the Fund’s property is subject to any Lien, other than as described in Schedule 5.10 or Schedule 5.15.

Section 5.11.                   Licenses, Permits, Etc.  The Fund owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 5.12.                   Compliance with ERISA.  Neither the Fund nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time in the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or Section 4975 of the Code.  Neither the Fund nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code) with respect to any such plan.

Section 5.13.                   Private Offering by the Fund.  Neither the Fund nor anyone acting on its behalf has offered the MRP Shares or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, more than 16 Persons, all of which were Institutional Investors, including the Purchasers, each of which has been offered the MRP Shares or similar securities at a private sale for investment.  Neither the Fund nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the MRP Shares to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14.                   Use of Proceeds; Margin Regulations.  The Fund will apply the proceeds of the sale of the MRP Shares as permitted under the 1940 Act including making new portfolio investments, repaying outstanding Indebtedness and for general corporate purposes.  Each Purchaser’s purchase of the MRP Shares specified under this Agreement will not cause a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), Regulation X of said Board (12 CFR 224) or Regulation T of said Board (12 CFR 220).

Section 5.15.                   Existing Indebtedness.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Fund as of September 16, 2016 (including the principal amounts outstanding, any collateral therefor, and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Fund.  The Fund is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Fund, and no event or condition exists with respect to any Indebtedness of the Fund the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                     The Fund is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Fund, any agreement relating thereto or any other agreement or statute (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Fund, except for the 1940 Act or as specifically indicated in Schedule 5.15.

Section 5.16.                   Foreign Assets Control Regulations, Etc.  (a) Neither the Fund nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)               Neither the Fund nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Fund’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)                No part of the proceeds from the sale of the MRP Shares hereunder:

(i)                          constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Fund or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)                          will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)                           will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)                     The Fund has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Fund and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.                   Status under Certain Statutes.  The Fund is subject to regulation under the 1940 Act.   The Fund is and immediately after giving effect to the issuance of the MRP Shares will be in compliance with Section 18 of the 1940 Act and the Fund is and immediately after giving effect to the issuance of the MRP Shares will be, in compliance in all material respects with all other provisions in the 1940 Act.

Section 5.18.                   Ranking of Obligations.  The Fund’s obligations with respect to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund in respect of the MRP Shares will, upon issuance thereof, rank senior to all Common Shares of the Fund and pari passu with all other Preferred Shares of the Fund.

Section 5.19.                   Shares of Beneficial Interest.  The Fund is authorized to issue and unlimited number of shares of beneficial interest and the outstanding shares of beneficial interest of the Fund as of September 16, 2016 is set forth in Schedule 5.19 attached hereto.  All of the shares of beneficial interest of the Fund outstanding prior to the date of this Agreement have been validly issued and are fully paid and non-assessable and are subject to no liens and encumbrances.  The shareholders of the Fund are not entitled to any preemptive rights with respect to the Common Shares, the MRP Shares or other shares of beneficial interest of the Fund.  The Fund has no outstanding warrants, options, convertible Securities or preemptive or other rights for the purchase, nor is it a party to or is it bound by any agreement or other instrument restricting or affecting the issuance, of shares of beneficial interest of the Fund other than the Fund’s Declaration of Trust.  The MRP Shares which are to be issued and sold on the date of Closing, when issued and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and will have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as are set forth in the Declaration of Trust and the laws of the State of Delaware.

Section 5.20.                   Restrictions on Creation of MRP Shares and Distributions.  (a) The Fund is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Fund, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the creation or issuance of MRP Shares of the Fund, or restricts the payment of distributions, other than this Agreement and the Declaration of Trust.

(b)                     The Fund is not a party to or bound by any contract, indenture, agreement, instrument, order of any court, or governmental agency rule or regulation (other than the 1940 Act), or any note, debenture, bond, or other security, which contains provisions expressly limiting or restricting payments by the Fund on or in respect of shares of its beneficial interests of any class, including, without limitation, the Fund’s right and obligation to declare and pay dividends on the MRP Shares and to make mandatory and optional redemption of shares of the MRP Shares pursuant to the provisions of the Declaration of Trust other than this Agreement.  The Fund is subject to the Delaware Statutory Trust Act and the Declaration of Trust which impose limitations on the declaration and payment of dividends and other distributions and the redemption of the MRP Shares.

SECTION 6.                                             REPRESENTATIONS OF THE PURCHASERS.

(a)               Each Purchaser severally represents that it is purchasing the MRP Shares for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the MRP Shares have not been registered under the Securities Act or the securities laws of any state or foreign jurisdiction and may be resold, transferred or otherwise disposed of only if registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Fund is not required to register the MRP Shares.

(b)               Each Purchaser severally represents that it is duly authorized to enter into this Agreement, and the person signing this Agreement on behalf of the Purchaser is authorized to do so, under all applicable governing documents (e.g., partnership agreement, trust instrument, pension plan, certificate of incorporation, bylaws, or operating agreement).  This Agreement constitutes a legal, valid and binding agreement of each Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                Each Purchaser severally represents that it (and any account which is a separate legal entity contemplated in Section 6.1(a)) is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(d)               Each Purchaser acknowledges that (i) it has made, either alone or together with its advisors, such independent investigation of the Fund and its management, assets and related matters as such Purchaser deems to be, or such advisors have advised to be, necessary or advisable in connection with a purchase of MRP Shares pursuant to the transactions contemplated by this Agreement, (ii) it and its advisors have received all information and data that it and such advisors believe to be necessary in order to reach an informed decision as to the advisability of a purchase of MRP Shares pursuant to the transactions contemplated by this Agreement, (iii) it understands the nature of the potential risks and potential rewards of its ownership of the MRP Shares and (iv) it is a sophisticated investor with substantial investment experience and, in the event of any liquidation or winding up of the Fund, has the ability to bear a complete loss of its investment.

SECTION 7.                                             INFORMATION AS TO THE FUND.

Section 7.1.                   Financial and Business Information.  The Fund shall deliver or cause to be delivered to each holder of MRP Shares that is an Institutional Investor:

(a)                        Semi-Annual Statements — within 90 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Fund’s semi-annual report on Form N-CSR (the “Form N-CSR”)) with the SEC regardless of whether the Fund is subject to the filing requirements thereof)  after the end of each semi-annual fiscal period in each fiscal year of the Fund (other than the last semi-annual fiscal period of each such fiscal year), duplicate copies of,

(i)                          an unaudited balance sheet of the Fund, as at the end of such semi-annual fiscal period, and

(ii)                          unaudited statements of operations and changes in net assets of the Fund, for the portion of the fiscal year ending at the end of such semi-annual fiscal period,

all in reasonable detail, prepared in accordance with GAAP applicable to semi-annual financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Fund and its results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that the Fund shall be deemed to have made such delivery of such semi-annual financial statements if it shall have timely made such semi-annual financial statements available on its home page on the worldwide web (at the date of this Agreement located at http://www.centercoastcap.com) and shall have given such holder prior notice of such availability on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”); and  provided, further, that the Fund agrees also to deliver hard copies of such financial statements to any holder of MRP Shares who has requested such delivery in writing within the time period required above, unless such written request was made within the last 10 days of the end of such time period, in which case, the Fund will deliver such financial statements no later than 10 days after the conclusion of the time period required above.

(b)                        Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Fund’s Annual Report on Form N-CSR with the SEC regardless of whether the Fund is subject to the filing requirements thereof after the end of each fiscal year of the Fund, duplicate copies of,

(i)                          a balance sheet and schedule of investments of the Fund, as at the end of such year, and

(ii)                          statements of operations and changes in net assets of the Fund, for such year,

all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Fund and its results of operations and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided that the delivery within the time period specified above of the Fund’s Form N-CSR for such fiscal year prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), and provided, further, that the Fund shall be deemed to have made such delivery of such Form N-CSR if it shall have timely made Electronic Delivery thereof; and provided, further, that the Fund agrees also to deliver hard copies of such financial statements to any holder of MRP Shares who has requested such delivery in writing within the time period required above, unless such written request was made within the last 10 days of the end of such time period, in which case, the Fund will deliver such financial statements no later than 10 days after the conclusion of the time period required above.

(c)                         SEC and Other Reports — promptly upon their becoming available:

(i)                          one copy of each semi-annual or annual financial statement, each regular or periodic report sent to the Fund’s shareholders, each notice sent to the Fund’s shareholders, each proxy statement and similar document filed with the SEC, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder) and each final prospectus and all amendments thereto filed by the Fund with the SEC; provided that the Fund shall be deemed to have made such delivery if it shall have timely made Electronic Delivery thereof; provided, further, that the Fund agrees also to deliver hard copies of such reports to any holder of MRP Shares who has requested such delivery in writing no later than 10 days after receipt of such notice, and

(ii)                          if requested by a holder of MRP Shares, each financial statement, report or notice sent by the Fund to its principal lending banks, if applicable, as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to any NRSRO.

(d)                        Notice of Non-Compliance Event — promptly, and in any event within five days after a Responsible Officer becomes aware of the existence of any Non-Compliance Event, a written notice sent in accordance with Section 18 specifying the nature and period of existence thereof and what action the Fund is taking or proposes to take with respect thereto.

(e)                         Resignation or Replacement of Auditors — within 10 days following the date on which the Fund’s auditors resign or the Fund elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request.

(f)                        Requested Information — with reasonable promptness, such other  data and information relating to the business, operations, affairs, financial condition, assets or properties of the Fund (including, without limitation, actual copies of the semi-annual and annual reports of the Fund) or relating to the ability of the Fund to perform its obligations under this Agreement and under the MRP Shares as from time to time may be reasonably requested in writing by such holder of MRP Shares (including any such information as may be reasonably necessary to complete any Holder Forms).

Section 7.2.                   Officer’s Certificate.  Each set of financial statements delivered to a holder of MRP Shares pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate delivery of such certificate to each holder of MRP Shares promptly upon the making of such Electronic Delivery):

(a)                        Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Fund satisfied the MRP Shares Asset Coverage and the MRP Shares Basic Maintenance Amount as of the last day of the period covered by the statements then being furnished and whether the Fund was in compliance with the requirements of Section 3(a)(ii), Section 3(a)(iii) and Section 7 of the Statement and any additional provisions added pursuant to Section 4(f)(iv) of the Statement, during the semi-annual or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence).  In the event that the Fund has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)                        Non-Compliance Event — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Fund from the beginning of the semi-annual or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Non-Compliance Event or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Fund shall have taken or proposes to take with respect thereto.

Section 7.3.                   Visitation.  The Fund shall permit the representatives of each holder of MRP Shares that is an Institutional Investor:

(a)                        No Non-Compliance Event — if no Non-Compliance Event then exists, at the expense of such holder and upon reasonable prior notice to the Fund, to visit the principal executive office of the Fund, to discuss the affairs, finances and accounts of the Fund with the Fund’s officers, and, with the consent of the Fund (which consent will not be unreasonably withheld) to visit the other offices and properties of the Fund, all at such reasonable times during normal business hours and as often as twice each calendar year;  and

(b)                        Non-Compliance Event — if a Non-Compliance Event then exists, at the expense of the Fund to visit and inspect any of the offices or properties of the Fund, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Fund authorizes said accountants to discuss the affairs, finances and accounts of the Fund, it being understood that such accountants may decline such request in their sole discretion), all at such times and as often as may be reasonably requested during normal business hours.

SECTION 8.                                             REDEMPTION OF THE MRP SHARES.

The Fund will not, directly or indirectly, through any Affiliate or otherwise, purchase, redeem or retire, or make any offer to purchase, redeem or retire, any shares of the MRP Shares other than pursuant to and in accordance with the applicable provisions of the Statement.

SECTION 9.                                             AFFIRMATIVE COVENANTS.

The Fund covenants that so long as any of the MRP Shares are outstanding:

Section 9.1.                   Compliance with Law.  Without limiting Section 10.3, the Fund will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Without limiting the foregoing, the Fund shall remain in material compliance, at all times with the 1940 Act, including, but not limited to, all leverage provisions specified in the 1940 Act.

Section 9.2.                   Insurance.  The Fund will maintain, with insurers of recognized financial responsibility, insurance with respect to its properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.                   Maintenance of Properties.  The Fund will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Fund from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Fund has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.                   Payment of Taxes.  The Fund will file all income tax or similar tax returns required to be filed in any jurisdiction and will pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by it, to the extent the same have become due and payable and before they have become delinquent, provided that the Fund need not file any such tax return or pay any such tax, assessment, charge or levy if (i) the amount, applicability or validity thereof is contested by the Fund on a timely basis in good faith and in appropriate proceedings, and the Fund has established adequate reserves therefor in accordance with GAAP on the books of the Fund or (ii) the failure to file any such tax returns or the nonpayment of any such taxes, assessments, charges and levies in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 9.5.                   Statutory Trust Existence, Etc.  Subject to Section 10.2, the Fund will at all times preserve and keep its statutory trust existence in full force and effect.  Subject to Section 10.2, the Fund will at all times preserve and keep in full force and effect all rights and franchises of the Fund unless, in the good faith judgment of the Fund, the termination of or failure to preserve and keep in full force and effect such statutory trust existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.                   Books and Records.  The Fund will maintain proper books of records and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Fund in all material respects.  The Fund will keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets in all material respects.  The Fund has devised a system of internal accounting controls sufficient to provide reasonable assurances that its books, records, and accounts accurately reflect all transactions and dispositions of assets and the Fund will continue to maintain such system.

Section 9.7.                   [Intentionally Omitted.]

Section 9.8.                   [Intentionally Omitted.]

Section 9.9.                 [Intentionally Omitted.]

Section 9.10.                   [Intentionally Omitted.]

Section 9.11.                   Maintenance of Status.  (a) The Fund will remain a non-diversified, closed-end management investment company registered with the SEC under the 1940 Act.

(b)                     The Fund will at all times comply in all material respects with the Investment Policies and Restrictions.  The Fund will not permit any of the Investment Policies and Restrictions that may not be changed without shareholder approval to be changed from those in effect on the date of Closing without the prior written consent of the Required Holders, which consent shall not be unreasonably withheld.

SECTION 10.                                      NEGATIVE COVENANTS.

The Fund covenants that so long as any of the MRP Shares are outstanding:

Section 10.1.                   Transactions with Affiliates.  The Fund will comply in all material respects with the 1940 Act provisions, rules and regulations relating to transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate and such transactions shall be pursuant to the reasonable requirements of the Fund’s business and upon terms fair and reasonable to the Fund.

Section 10.2.                   Merger, Consolidation, Etc.  The Fund will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)                        the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Fund as an entirety, as the case may be, shall be a solvent corporation, limited liability company or statutory trust organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Fund is not such corporation, limited liability company or statutory trust, such corporation, limited liability company or statutory trust shall have executed and delivered to each holder of any MRP Shares its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the MRP Shares; and

(b)                        immediately before and immediately after giving effect to such transaction, no Non-Compliance Event shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Fund shall have the effect of releasing the Fund or any successor corporation, limited liability company or statutory trust that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement, the Statement or the MRP Shares.

Section 10.3.                   Economic Sanctions, Etc.  The Fund will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the MRP Shares) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.4.                   No Subsidiaries.  The Fund will not at any time have any Subsidiaries.

Section 10.5.                   Fund Not Subject to ERISA.  Neither the Fund nor any ERISA Affiliate shall maintain or contribute to, or be obligated to maintain or contribute to, at any time, any Plan.

SECTION 11.                                      NON-COMPLIANCE EVENT.

Section 11.1.                   Notice.  If any Non-Compliance Event has occurred, the Fund shall promptly give notice as required by Section 7.1(d).

Section 11.2.                   Remedies on Non-Compliance Event.  If a Non-Compliance Event has occurred and is continuing and such Non-Compliance Event is not remedied within 5 days (for any monetary Non-Compliance Event) and within 30 days (for any non-monetary Non-Compliance Event) after the earlier of (i) the day on which a Responsible Officer of the Fund first obtains knowledge of such Non-Compliance Event or (ii) the day on which a written notice thereof is given to the Fund by the holder of any MRP Shares at the time outstanding, the Required Holders may proceed to protect and enforce the rights of the holders of MRP Shares resulting from such Non-Compliance Event by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.  Notwithstanding the foregoing, in the event that the Fund fails to pay required dividends or required redemptions, any holder may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(a)                                  The holders of the MRP Shares shall have the rights and remedies provided in the Statement as a result of any failure by the Fund to comply with the terms and conditions thereof.

(b)                                  Without limiting the obligations of the Fund under Section 15, the Fund further agrees, to the extent not prohibited by law, to pay, on the holder’s demand, such amounts as shall be sufficient to cover all costs and expenses of the holder incurred in any enforcement under this Section 11.

(c)                                   No course of dealing and no delay on the part of any holder of any MRP Shares in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, the Statement or any MRP Shares upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

SECTION 12.                                      RESERVED.

SECTION 13.                                      REGISTRATION; EXCHANGE; SUBSTITUTION OF CERTIFICATES REPRESENTING MRP SHARES.

Section 13.1.                   Registration of MRP Shares.  Each Purchaser and each subsequent holder of the MRP Shares severally acknowledges and agrees that any MRP Shares received in connection with this Agreement will bear the legend set forth on Exhibit 13.1.  The Fund or its agent on the Fund’s behalf shall keep at its principal executive office a register for the registration and registration of transfers of MRP Shares.  The name and address of each holder of one or more MRP Shares, each transfer thereof and the name and address of each transferee of one or more MRP Shares shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any MRP Shares shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Fund shall not be affected by any notice or knowledge to the contrary. The Fund shall give to any holder of MRP Shares that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of MRP Shares and each holder of MRP Shares acknowledges and consents to such information being disclosed to other holders of MRP Shares.

Section 13.2.                   Transfer and Exchange of MRP Shares.  Upon surrender of any certificate representing MRP Shares to the Fund or its agent at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such MRP Shares or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such MRP Shares or part thereof), within ten Business Days thereafter, the Fund shall execute and deliver, at the Fund’s expense (except as provided below), one or more new MRP Shares (as requested by the holder thereof) in exchange therefor, in an aggregate MRP Liquidation Preference Amount equal to the unpaid MRP Liquidation Preference Amount of the surrendered MRP Shares.  Each such new certificate representing MRP Shares shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 2.  Each such new certificate representing MRP Shares shall be dated the date of the issuance of such new certificate and the holder thereof shall be entitled to receive cash dividends with respect thereto in accordance with the Statement.  The Fund may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of MRP Shares.  Notwithstanding anything to the contrary in this Section 13.2, no MRP Shares shall be resold, transferred or otherwise disposed of unless such MRP Shares are registered pursuant to the provisions of the Securities Act and any applicable state or foreign securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Fund is not required to register the MRP Shares.  Each holder of MRP Shares will be deemed, by its acceptance thereof, to have agreed to the confidentiality provisions set forth in Section 20 of this Agreement.

Section 13.3.                   Replacement of Certificates Representing MRP Shares.  Upon receipt by the Fund at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificates representing MRP Shares (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)                        in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such certificates representing MRP Shares is, or is a nominee for, an original Purchaser or another holder of a MRP Share with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)                        in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Fund at its own expense shall execute and deliver, in lieu thereof, new certificates evidencing such MRP Shares, dated and entitled to receive cash dividends from the date to which cash dividends have been paid on the surrendered certificates representing MRP Shares or dated the date of such lost, stolen, destroyed or mutilated certificates representing MRP Shares if no dividends have been paid thereon.

SECTION 14.                                      PAYMENTS ON MRP SHARES.

Section 14.1.                   Place of Payment.  Subject to Section 14.2, payments of all amounts with respect to any MRP Shares (whether as dividends, upon redemption of shares or otherwise) shall be made in New York, New York at the principal office of BNP Paribas at 787 7th Avenue New York, New York 10019.  The Fund may at any time, by notice to each holder of MRP Shares, change the place of payment of the MRP Shares so long as such place of payment shall be either the principal office of the Fund in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.                   Home Office Payment.  Subject to Section 14.3, so long as any Purchaser or its nominee shall be the holder of any MRP Shares, and notwithstanding anything contained in Section 14.1 or in the terms of such MRP Shares to the contrary, the Fund will pay all sums becoming due on such MRP Shares (whether as dividends, upon redemption of shares or otherwise) by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A hereto, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Fund in writing for such purpose, without the presentation or surrender of any certificate for such MRP Shares or the making of any notation thereon, except that upon written request of the Fund made concurrently with or reasonably promptly after full redemption of such MRP Shares, such Purchaser shall surrender any certificate for such MRP Shares for cancellation, reasonably promptly after any such request, to the Fund at its principal executive office or at the place of payment most recently designated by the Fund pursuant to Section 14.1.  The Fund will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any MRP Shares purchased by a Purchaser under this Agreement and that has made the same agreement relating to such MRP Shares as the Purchasers have made in this Section 14.2.

Section 14.3.                         FATCA Information.  By acceptance of any MRP Share, the holder of such MRP Shares agrees that such holder will with reasonable promptness duly complete and deliver to the Fund, or to such other Person as may be reasonably requested by the Fund, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Fund necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Fund to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Fund to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder.  Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Fund is required to obtain such information under FATCA and, in such event, the Fund shall treat any such information it receives as confidential.

SECTION 15.                                      EXPENSES, ETC.

Section 15.1. Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Fund will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of an MRP Share in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Statement or the MRP Shares (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Statement or the MRP Shares or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Statement or the MRP Shares, or by reason of being a holder of any MRP Shares, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Fund or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Statement and by the MRPS Shares and (c) the costs and expenses incurred in connection with the initial filing of this Agreement, the Statement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $3,500.00.  The Fund will pay, and will save each Purchaser and each other holder of an MRP Share harmless from, (i) all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the MRP Shares).

Section 15.2. Survival.  The obligations of the Fund under this Section 15 will survive the payment or transfer of any MRP Shares, the enforcement, amendment or waiver of any provision of this Agreement, the Statement or the MRP Shares, and the termination of this Agreement.

SECTION 16.                                      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the execution and filing of the Statement, the issuance and sale of the MRP Shares, the purchase or transfer by any Purchaser of any MRP Shares or portion thereof or interest therein and the redemption of any MRP Shares, and may be relied upon by any subsequent holder of MRP Shares.  All statements contained in any certificate or other instrument delivered by or on behalf of the Fund pursuant to this Agreement shall be deemed representations and warranties of the Fund under this Agreement.   Subject to the preceding sentence, this Agreement, the Statement and the MRP Shares embody the entire agreement and understanding between each Purchaser and the Fund and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.                                      AMENDMENT AND WAIVER.

Section 17.1. Requirements.  This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Fund and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used in any such Section), will be effective as to any holder of MRP Shares unless consented to by such holder of MRP Shares in writing, and (ii) no such amendment or waiver may, without the written consent of the holder of each MRP Share at the time outstanding affected thereby, (A) change the percentage of the MRP Shares the holders of which are required to consent to any such amendment or waiver, or (B) amend any of Section 11, 17 or 20.

Section 17.2.                   Solicitation of Holders of MRP Shares.

(a)                    Solicitation.  The Fund will provide each holder of MRP Shares (irrespective of the amount of MRP Shares then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Statement.  The Fund will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding MRP Shares promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of MRP Shares.

(b)                    Payment.  The Fund will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of MRP Shares as consideration for or as an inducement to the entering into by any holder of MRP Shares or any waiver or amendment of any of the terms and provisions hereof or of the Statement, unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of MRP Shares then outstanding even if such holder did not consent to such waiver or amendment.

(c)                     Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 17.2 by the holder of any MRP Shares that has transferred or has agreed to transfer such MRP Shares to the Fund or any Affiliate of the Fund and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of MRP Shares that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3.                   Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of MRP Shares and is binding upon them and upon each future holder of any MRP Shares and upon the Fund without regard to whether such certificates representing MRP Shares have been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Non-Compliance Event not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Fund and the holder of any MRP Shares nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any holder of such MRP Shares.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.                   MRP Shares Held by Fund, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate number of MRP Shares then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, or the Statement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate number of MRP Shares then outstanding, MRP Shares directly or indirectly owned by the Fund or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.                                      NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid) or (d) by email.  Any such notice must be sent:

(i)                          if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Fund in writing;

(ii)                          if to any other holder of any MRP Shares, to such holder at such address as such other holder shall have specified to the Fund in writing; or

(iii)                           if to the Fund, to the Fund at its address set forth at the beginning hereof to the attention of Chief Executive Officer, or at such other address as the Fund shall have specified to the holder of each MRP Shares in writing.

Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.                                      REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the MRP Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Fund agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Fund or any other holder of MRP Shares from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.                                      CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Fund in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Fund, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Fund or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its MRP Shares), (ii) its  auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any MRP Shares, (iv) any Institutional Investor to which it sells or offers to sell such MRP Shares or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Fund (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if a Non-Compliance Event has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s MRP Shares, this Agreement and the Statement.  Each holder of an MRP Share, by its acceptance of an MRP Share, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Fund in connection with the delivery to any holder of an MRP Share of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Fund embodying the provisions of this Section 20.  A holder of the MRP Shares, by receipt of Confidential Information, hereby also acknowledges that trading in the Fund’s securities may be prohibited under applicable laws, rules and regulations and that it has implemented policies to comply with applicable laws, rules, and regulations and to prohibit any such prohibited trades.

In the event that as a condition to receiving access to information relating to the Fund in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a MRP Share is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Fund, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.                                      SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of any MRP Shares that it has agreed to purchase hereunder, by written notice to the Fund, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser.  In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the MRP Shares then held by such Affiliate, upon receipt by the Fund of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of MRP Shares under this Agreement.

SECTION 22.                                      MISCELLANEOUS.

Section 22.1.                   Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of MRP Shares) whether so expressed or not, except that, subject to Section 10.2, the Fund may not assign or otherwise transfer any of its rights or obligations hereunder or under the Statement or the MRP Shares without the prior written consent of each holder.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.                   Appointment of Initial MRP Shares Trustees.  The Fund and each of the Purchasers acknowledge and agree that, as of the date hereof, each of Dan C. Tutcher and Alfred J. Moran are elected by the holders of the Preferred Shares of the Fund as the initial trustees appointed by the holders of the MRP Shares.

Section 22.3.                   Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with the financial covenants contained in this Agreement or the Statement, any election by the Fund to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 — Fair Value Option, International Accounting Standard 39 — Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 22.4.                   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.                   Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7.                   Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8.                   Jurisdiction and Process; Waiver of Jury Trial.  (a) The parties hereto irrevocably submit to the non-exclusive jurisdiction of any New York state or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the MRP Shares.  To the fullest extent permitted by applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)                    The parties hereto agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in

Section 22.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)                     The Fund consents to process being served by or on behalf of any holder of MRP Shares in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Fund agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)                    Nothing in this Section 22.8 shall affect the right of any holder of MRP Shares to serve process in any manner permitted by law, or limit any right that the holders of any MRP Shares may have to bring proceedings against the Fund in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)                     THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE MRP SHARES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Fund, whereupon this Agreement shall become a binding agreement between you and the Fund.

Very truly yours,

CENTER COAST MLP & INFRASTRUCTURE FUND

By	/s/ William H. Bauch
Name: William H. Bauch
Title: Chief Financial Officer and Treasurer

This Agreement is hereby accepted and agreed to as of the date hereof.

FIDELITY & GUARANTY LIFE INSURANCE COMPANY

By:	/s/ Thomas Cunningham
Name:	Thomas Cunningham
Title:	Vice President

This Agreement is hereby accepted and agreed to as of the date hereof.

KNIGHTS OF COLUMBUS

By:	/s/ Michael J. O’Connor
Name:	Michael J. O’Connor
Title:	Supreme Secretary

This Agreement is hereby accepted and agreed to as of the date hereof.

NATIONAL LIFE INSURANCE COMPANY
LIFE INSURANCE COMPANY OF THE SOUTHWEST

By:	/s/ Andrew Ebersole
Name:	Andrew Ebersole
Title:	Head of Private Placements
Sentinel Asset Management, Inc.

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER	LIQUIDATION AMOUNT AND MRP SHARES TO BE PURCHASED

SCHEDULE A
(to Securities Purchase Agreement)

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (including for the avoidance of doubt, any investment advisers) or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Fund.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York authorized or obligated by law to close, or days on which the Federal Reserve Bank of New York is not open for business.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

SCHEDULE B
(to Securities Purchase Agreement)

“Common Shares” shall mean and include any share of any class or series of capital stock or beneficial interests of a corporation or statutory trust, the right of which to share in distributions of either income or realized capital gain of such corporation is without limit as to any amount or percentage as and to the extent no amounts payable on or in respect of such Common Shares and no rights arising in connection therewith have preference over any other Common Shares upon dissolution, liquidation or winding-up of such corporation or statutory trust.

“Confidential Information” is defined in Section 20.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (a) any of the Fund’s Controlled Affiliates and (b) if the Fund has a parent company, such parent company and its Controlled Affiliates.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Fund under section 414 of the Code.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Fitch” means Fitch Ratings and its successors at law.

“Form N-CSR” is defined in Section 7.1(a).

“Fund” means Center Coast MLP & Infrastructure Fund, a Delaware statutory trust or any successor that becomes such in the manner prescribed in Section 10.2.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)                        the government of

(i)                          the United States of America, or any State or other political subdivision thereof, or

(ii)                          any other jurisdiction in which the Fund conducts all or any part of its business, or which asserts jurisdiction over any properties of the Fund, or

(b)                         any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)                        to purchase such indebtedness or obligation or any property constituting security therefor;

(b)                         to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)                         to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)                         otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any MRP Shares, the Person in whose name such MRP Shares are registered in the register maintained by the Fund pursuant to Section 13.1.

“Holder Forms” means any forms required to be filed by a holder of MRP Shares pursuant to (i) the SEC pursuant to the Securities Exchange Act of 1934, as amended, (ii) the 1940 Act or (iii) as required by the Federal Reserve Board.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)                        its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Shares;

(b)                         its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)                         (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)                         all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)                         all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)                        the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)                          any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any Purchaser of MRP Shares, (b) any holder of MRP Shares holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the MRP Shares then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any MRP Shares.

“Investment Policies and Restrictions” means with respect to the Fund, the provisions dealing with objectives, policies and restrictions relating to investing and borrowing by the Fund, as set forth in the Fund’s Prospectus, as modified by the annual reports of the Fund, delivered to the Purchasers prior to the date of this Agreement, in each case as such objectives, policies and restrictions are in effect on the date of Closing, as modified as permitted under this Agreement.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Fund.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Fund taken as a whole, (b) the ability of the Fund to perform its obligations under this Agreement and the MRP Shares or (c) the validity or enforceability of this Agreement or the MRP Shares.

“MRP Liquidation Preference Amount” means, with respect to the MRP Shares, the liquidation preference of $25,000 per share.

“MRP Shares” is defined in Section 1.

“MRP Shares Asset Coverage” has the meaning set forth in the Statement.

“MRP Shares Basic Maintenance Amount” has the meaning set forth in the Statement.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“1940 Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Fund thereunder, as the same may be amended from time to time.

“Non-Compliance Event” means the failure by the Fund in its performance or compliance with any covenant or agreement hereunder or under the Statement.

“NRSRO” means a nationally recognized statistical ratings organization.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Fund whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Fund or any ERISA Affiliate or with respect to which the Fund or any ERISA Affiliate may have any liability.

“Preferred Shares” means any class of capital stock or beneficial interests of a Person that is preferred over any other class of capital stock or beneficial interests (or similar equity interests) of such Person as to the payment of dividends, distributions or the payment of any amount upon liquidation or dissolution of such Person.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prospectus” means the Fund’s prospectus (including the statement of additional information incorporated by reference therein) filed pursuant to Rule 497 with SEC on May 27, 2016.

“Purchaser” is defined in the first paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any MRP Shares, any fund or entity that (i) invests in securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% aggregate MRP Liquidation Preference Amount of MRP Shares at the time outstanding (exclusive of MRP Shares then owned by the Fund or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Fund with responsibility for the administration of the relevant portion of this Agreement.

“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Fund.

“series” means any series of MRP Shares issued pursuant to this Agreement.

“Statement” is defined in Section 1.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Fund.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Total Assets” shall mean the aggregate amount of all assets of the Fund determined in accordance with GAAP applicable to the Fund.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Valuation Date” means every Friday, or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund; provided, further, however, that such first Valuation Date shall be not more than one week from the date on which MRP Shares initially are issued.

DISCLOSURE MATERIALS

1.  Offering Letter

SCHEDULE 5.3

(to Securities Purchase Agreement)

FINANCIAL STATEMENTS

1.                                      Audited Financial Statements contained in the Fund’s Annual Report for the Fiscal Year ended November 30, 2015.

2.                                      Unaudited Financial Statements contained in the Fund’s Semi-annual Report for the period ended May 31, 2016.

SCHEDULE 5.5

(to Securities Purchase Agreement)

LIENS

Security interest in the Fund’s portfolio securities and other assets granted under the Custody Agreement dated August 22, 2013 between UMB Bank, N.A. and the Fund.

SCHEDULE 5.10

(to Securities Purchase Agreement)

EXISTING INDEBTEDNESS AS OF SEPTEMBER 16, 2016

Borrowings

Lender:  BNP Paribas Prime Brokerage, Inc. (“BNPP”) outstanding as of September 16, 2016: $84,600,000

Collateral:  Assets pledged pursuant to Special Custody and Pledge Agreement among the Fund, BNPP and UMB Bank, N.A., as custodian

SCHEDULE 5.15

(to Securities Purchase Agreement)

SHARES OF BENEFICIAL INTERESTS

As of September 16, 2016

TITLE OF CLASS	NUMBER OF SHARES AUTHORIZED	NUMBER OF SHARES OUTSTANDING

Common Shares	Unlimited	20,189,051

Preferred Shares	Unlimited	0

SCHEDULE 5.19

(to Securities Purchase Agreement)

FORM OF STATEMENT

[SEE ATTACHED]

EXHIBIT 1

(to Securities Purchase Agreement)

FORM OF CERTIFICATE REPRESENTING MRP SHARES

[SEE ATTACHED]

EXHIBIT 2

(to Securities Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE FUND

[SEE ATTACHED]

EXHIBIT 4.4(a)

(to Securities Purchase Agreement)

FORM OF OPINION OF SPECIAL COUNSEL

TO THE PURCHASERS

[TO BE PROVIDED ON A CASE BY CASE BASIS]

EXHIBIT 4.4(b)

(to Securities Purchase Agreement)

FORM OF LEGEND

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO (i) OFFER, SELL, OR OTHERWISE TRANSFER SUCH SECURITY ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OR, IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH AN EXEMPTION IS REQUIRED BY LAW, AND (ii) BE SUBJECT TO THE TERMS AND PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF SEPTEMBER 22, 2016 IN RESPECT OF THE RIGHTS AND OBLIGATIONS OF PURCHASERS AND HOLDERS OF THE SECURITIES THEREUNDER.

THE CORPORATION WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS, AND ANY PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS AUTHORIZED TO BE ISSUED, THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN SHARES OF ANY SERIES OF ANY AUTHORIZED PREFERRED OR SPECIAL CLASS TO THE EXTENT THEY HAVE BEEN SET, AND THE AUTHORITY OF THE BOARD OF TRUSTEES TO CLASSIFY UNISSUED SHARES AND TO SET THE RELATIVE RIGHTS AND PREFERENCES THEREOF AND OF ANY SUBSEQUENT SERIES OF SUCH PREFERRED OR SPECIAL CLASSES.  ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE FUND.

EXHIBIT 14.3

(to Securities Purchase Agreement)